Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEWS CORPORATION, INC.

NEWS CORPORATION, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Article I of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“The name of the corporation (hereinafter called the “Corporation”) is NEWS CORPORATION.”

2. The fourth paragraph of Section 1 of Article V of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock or Series Common Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class; provided that at any time that there shall be three or fewer stockholders of record, directors may be removed with or without cause.”

3. The foregoing amendments were duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 10th day of November, 2004.

NEWS CORPORATION, INC.

By:	/s/ Arthur M. Siskind
Arthur M. Siskind
Senior Executive Vice President and
Group General Counsel